SHAREHOLDER MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 11,847,917 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:


                                                                 WITHHELD
                                       FOR                      AUTHORITY
James F. Carlin                      11,587,695                  260,222
Richard P. Chapman, Jr.              11,558,671                  289,246
William H. Cunningham                11,587,872                  260,045
Ronald R. Dion                       11,588,627                  259,290
Charles L. Ladner                    11,571,741                  276,176
Dr. John A. Moore                    11, 573,217                 274,700
Patti McGill Peterson                11,588,038                  259,879
Steven R. Pruchansky                 11,595,107                  252,810
James A. Sheperdson                  11,590,441                  257,476